Exhibit 10.45

HANSEN MEDICAL, INC.

NON-PLAN

OPTION GRANT NOTICE

Hansen Medical, Inc. (the “Company”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder: Cary Vance

Date of Grant: May 23, 2014

Vesting Commencement Date: May 23, 2014

Number of Shares Subject to Option: 851,915

Exercise Price (Per Share): $1.40

Total Exercise Price: $1,192,681.00

Expiration Date: May 22, 2024

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	1/4th of the shares vest and become exercisable twelve (12) months after the Vesting Commencement Date; and the balance of the shares vest and become exercisable in a series of thirty-six (36) successive equal monthly installments following the one-year anniversary of the Vesting Commencement Date.

Payment:	By one or a combination of the following items (described in the Option Agreement):
☒ By cash, check, bank draft or money order payable to the Company
☒ Pursuant to a Regulation T Program if the shares are publicly traded
☐ By delivery of already-owned shares if the shares are publicly traded
☐ By net exercise

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice and the Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice and the Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of the following agreements only:

OTHER AGREEMENTS:	None

HANSEN MEDICAL, INC.		OPTIONHOLDER:

By:
	Signature	Signature

Title:	CFO	Date:	5/30/14
Date:	6/2/14

Attachments: Option Agreement and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

HANSEN MEDICAL, INC.

NON-PLAN

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, Hansen Medical, Inc. (the “Company”) has granted you a stock option to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms are defined in Section 17 of this Option Agreement.

The details of your option are as follows:

1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon termination of your Continuous Service, this option will expire with respect to any unvested option shares.

2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. Exercise Restriction for Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock either that you have held for the period required to avoid classification of your option as a liability for financial accounting purposes (generally six (6) months) or that you did not acquire, directly or indirectly from the

Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) Provided that at the time of exercise the Company has adopted FAS 123, as revised, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

5. Whole Shares. You may exercise your option only for whole shares of Common Stock.

6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. The Company may, upon advice of counsel to the Company, place legends on stock certificates the shares of Common Stock issued under this option as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

7. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death; provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b) twelve (12) months after the termination of your Continuous Service due to your Disability;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d) the Expiration Date indicated in your Grant Notice; or

(e) the day before the tenth (10th) anniversary of the Date of Grant.

8. Exercise.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of shares of Common Stock acquired upon such exercise.

(c) By exercising your option, you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, other than a Form S-8 registration statement, (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this paragraph (c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

10. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. Withholding Obligations.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

12. Adjustments Upon Changes in Common Stock; Other Corporate Events.

(a) In the event of a Capitalization Adjustment, the Board shall equitably adjust the class and number of securities and exercise price per share of the stock subject to this option. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) In the event of a dissolution or liquidation of the Company, this option shall terminate immediately prior to the completion of such dissolution or liquidation, provided, however, that the Board may, in its sole discretion, cause some or all of the shares subject to this option to become vested and exercisable before the dissolution or liquidation is completed but contingent on its completion.

(c) The following provisions shall apply if this option remains outstanding at the effective time of a Corporate Transaction.

(i) In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue this option or may substitute a similar stock award for this option (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of this option or substitute a similar award for only a portion of this option. The terms of any assumption, continuation or substitution shall be set by the Board;

(ii) In the event of a Corporate Transaction which occurs prior to the termination of your Continuous Service and in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue this option or substitute a similar stock award for this option, then, with respect to the portion of this option that is not assumed, continued or substituted, the vesting and exercisability of this option shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and this option shall terminate if not exercised at or prior to the effective time of the Corporate Transaction.

(iii) In the event of a Corporate Transaction which occurs after the termination of your Continuous Service and in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue this option or substitute a similar stock award for this option, then, with respect to the portion of this option that is not assumed, continued or substituted, the vesting and exercisability of this option shall not be accelerated and this option shall terminate if not exercised prior to the effective time of the Corporate Transaction.

(iv) In the event this option will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that if this option is not exercised prior to such effective time you will receive a payment, in such form as may be determined by the Board, equal to the excess, if any, of (A) the value of the property you would have received upon exercise of the option over (B) any exercise price payable by you in connection with such exercise.

13. Administration. The Board shall administer this option and shall have the power:

(a) To construe and interpret this option. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Option Agreement in a manner and to the extent it shall deem necessary or expedient to make the option fully effective;

(b) To settle all controversies regarding this option;

(c) To accelerate the time at which the option will vest and become exercisable;

(d) To effect, at any time and from time to time, with your consent if you would be adversely affected, (1) the reduction of the exercise price of this option, (2) the cancellation of this option and the grant in substitution therefore of (A) a new option covering the same or a different number of shares, (B) a different type of stock award, (C) cash and/or (D) other valuable consideration (as determined by the Board in its sole discretion) or (3) any other action that would be treated as a repricing under generally accepted accounting principles.

All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

14. Stockholder Rights. You shall not have any rights as a stockholder with respect to any shares subject to this option unless and until you have exercised this option pursuant to its terms. You shall not be deemed to be a stockholder of record until the issuance of the shares pursuant to such exercise has been entered into the books and records of the Company.

15. Notices. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16. Choice of Law. The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Option Agreement, without regard to such state’s conflict of law rules.

17. Definitions.

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to this option after the Date of Grant without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the

Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Hansen Medical, Inc., a Delaware corporation.

(g) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of this option.

(h) “Continuous Service” means:

(i) Except for the limited purpose described in subsection (ii) below, that the Optionholder’s service with the Company or an Affiliate, whether as an Employee or Consultant, is not interrupted or terminated. A change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee or Consultant or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate, shall not terminate the Optionholder’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting of this option only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Optionholder, or as otherwise required by law. Service solely as a Director, or payment of a fee for such service, shall not constitute “Continuous Service” for purposes of this option; and

(ii) Solely for purposes of Section 7 of this Option Agreement, “Continuous Service” shall include service as a Director.

(i) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition, of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(j) “Director” means a member of the Board.

(k) “Disability” means the inability of the Optionholder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(l) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of this option.

(m) “Entity” means a corporation, partnership, limited liability company or other entity.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists;

(b) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith;

(o) “Optionholder” means the person named in the Grant Notice to whom this Option is granted.

(p) “Own,” “Owned,” “Owner,” “Ownership.” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities

(q) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

ATTACHMENT II

NOTICE OF EXERCISE